Exhibit 10.22

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 22 2011, by and between LACROSSE FOOTWEAR, INC., a Wisconsin corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Second Amended and Restated Credit Agreement dated as of March 1, 2009 (as previously amended, the “Existing Agreement”). Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein. For ease of reference, the parties have decided to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 1, 2015 under a revolving line of credit (“Line of Credit”) not to exceed (i) at any time (other than during each Reduction Period, as defined below) the aggregate principal amount of Thirty Five Million Dollars ($35,000,000.00) and (ii) from and including January 1 through May 31 of each year (each such period, a “Reduction Period”) the aggregate amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00), the proceeds of which shall be used to finance the working capital requirements and other business expenses of Borrower and Borrower’s wholly-owned subsidiary, Danner, Inc., a Wisconsin corporation (“Danner”), including, without limitation, loans or advances to Borrower’s Subsidiaries that are permitted in Section 5.7. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by that certain Replacement Revolving Line of Credit Note of even date herewith (“Line of Credit Note”), which note replaces that certain Revolving Line of Credit Note dated September 16, 2011 in the principal amount of $35,000,000.00 executed and delivered by Borrower in connection with the Existing Agreement. All terms of the Line of Credit Note are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue usance, standby and/or sight commercial letters of credit for the account of Borrower to finance the backing of imports and exports (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit plus the face amount of all outstanding drafts created under usance commercial Letter of Credit (“Usance Drafts”) shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit and the face amount of all outstanding

Usance Drafts shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the highest rate of interest then applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. Notwithstanding the foregoing, usance commercial Letters of Credit shall contain such provisions and be issued in such manner for such purpose as to satisfy Bank that any banker’s acceptance created by Bank’s acceptance of a draft thereunder shall be eligible for discount by a Federal Reserve Bank, will not result in a liability of Bank subject to reserve requirements under any law, regulation or administrative order, and will not cause Bank to violate any lending limit imposed upon Bank by any law, regulation or administrative order. Usance commercial Letters of Credit shall provide for drafts thereunder with terms that do not exceed the lesser of 90 days or such other period of time as may be necessary for the acceptance created thereunder to be eligible for discount and otherwise comply with this Agreement; provided, however, that no usance commercial Letter of Credit shall provide for drafts with a term that ends subsequent to the maturity of the Line of Credit. The amount of each matured Usance Draft shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if the Line of Credit is not available, for any reason, at the time any such acceptance matures, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then Borrower shall immediately pay to Bank the full amount of such Usance Draft, together with interest thereon from the date such acceptance matures and is honored by Bank to the date such amount is fully paid by Borrower, at the highest rate of interest then applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such Usance Draft.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings, Letters of Credit and Usance Drafts under the Line of Credit shall not at any time exceed the applicable maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each loan advance subject hereto and the amount of each drawing paid under any Letter of Credit or Usance Draft shall bear interest from the date of such advance or the date such drawing is paid, respectively, to the date such amount is fully repaid by Borrower at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Loan Documents (as defined below).

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to twenty hundredths percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within fifteen (15) days after each billing is sent by Bank. The foregoing fee shall be calculated based on a Line of Credit of $22,500,000.00 during each Reduction Period.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and three quarter percent (1.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit and an acceptance fee for each Usance Draft) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 4100055821 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby reaffirms its prior grant of a security interest in the Existing Security Agreement (as defined below) executed by it, and Bank and Borrower shall, and Borrower shall cause Danner to, enter into the New Security Agreements (as defined below), which shall amend and restate the Existing Security Agreements in their entirety and constitute security interests of first priority (subject to Permitted Encumbrances, as defined in Section 5.8 below) in all Collateral.

Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees.

Unless an Event of Default exists, none of Borrower nor any Material Subsidiary shall be obligated to perfect the Bank’s security interest under a Security Agreement by any means other than UCC financing statements and continuation statements covering the Collateral and filings of appropriate notices of security interests in the U.S. Patent and Trademark Office with respect to the trademarks listed on Exhibit A attached hereto, except that:

(a) with respect to chattel paper or instruments, if the amount owing to Borrower or a Material Subsidiary thereunder exceeds $100,000.00, Borrower or the Material Subsidiary shall surrender possession thereof to the Bank; and

(b) with respect to raw materials and inventory of finished goods that are in transit to the United States for which documents of title are issued, Borrower or the Material Subsidiary shall either put Bank in possession of the documents of title to such in-transit inventory, or there shall be a duly filed UCC-1 financing statement of record with respect to the Borrower or the Material Subsidiary, as relevant, covering the documents of title to such in-transit inventory.

Upon the occurrence and during the continuance of an Event of Default, Borrower and each Material Subsidiary shall immediately execute, obtain from third parties, deliver, file and record such documentation as Bank reasonably requires in order to perfect the Bank’s security interest in all Collateral.

Upon Borrower’s or the relevant Material Subsidiary’s request made in connection with sales or transfers of equipment, fixtures or improvements permitted under Section 6(c) of the Security Agreements, while they are in effect, or the New Security Agreements, Bank shall release its security interest therein of fact and record.

SECTION 1.5. DEFINED TERMS.

References in this Agreement to fiscal quarters and fiscal years are to Borrower’s fiscal quarters and fiscal years. As used herein:

“AAA” has the meaning given to it in Section 7.11(b).

“Agreement” has the meaning given to it in the Introductory Paragraph.

“Bank” has the meaning given to it in the Introductory Paragraph.

“Bankruptcy Code” has the meaning given to it in Section 6.1(f).

“Borrower” has the meaning given to it in the Introductory Paragraph.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Oregon are authorized or required by law to close.

“Change in Control” means that (a) a majority of the directors of Borrower shall be persons other than persons (i) for whose election proxies shall have been solicited by the board of directors of Borrower (other than pursuant to a solicitation Borrower or its directors are contractually required to make in connection with a sale of any of Borrower’s equity or assets) or for whose appointment or election is otherwise approved or ratified by the board of directors of Borrower or (ii) who are then serving as directors appointed by the board of directors to fill vacancies on the board of directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (b) any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of Borrower (or other securities convertible into such Voting Stock) representing 30 percent or more of the combined voting power of all Voting Stock of Borrower [(provided that any Voting Stock now or hereafter held by Virginia Schneider and her extended family, or any heirs or devises of Virginia Schneider and her extended family, and any trust in which Virginia Schneider and/or her extended family are beneficiaries, and the beneficiaries of such trusts, and the transferees, successors and assigns of any of the foregoing, shall be excluded from calculation for the purposes of this clause (b))]. For this purposes, “Voting Stock” means capital stock of Borrower the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors of Borrower, even though the right to so vote has been suspended by the happening of a contingency.

“Collateral” means all property and rights and interests in property of Borrower and Danner that is subject to any Security Agreement.

“Current Ratio” has the meaning given to it in Section 4.9(d).

“Daily One Month LIBOR” has the meaning given to it in the Line of Credit Note”

“Danner” has the meaning given to it in Section 1.1(a).

“Event of Default” has the meaning given to it in Section 6.1.

“Existing Agreement” has the meaning given to it in the Recital.

“Existing Security Agreement” means either (i) the Security Agreement for the benefit of Bank dated as of April 15, 2004 executed and delivered by Borrower (as amended, modified or supplemented prior to the date hereof) or (ii) the Third Party Security Agreement for the benefit of Bank dated as of April 15, 2004 executed and delivered by Danner (as amended, modified or supplemented prior to the date hereof).

“ERISA” has the meaning given to it in Section 2.9.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation” as that term is used in Section 956 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in effect in the United States (or with respect to a foreign Subsidiary, in the country of its formation or operations), consistently applied.

“Letter of Credit” has the meaning given to it in Section 1.1(b).

“Line of Credit Note” has the meaning given to it in Section 1.1(a).

“Loan Documents” has the meaning given to it in Section 2.2.

“material” and “material adverse effect” have the meanings given to them in Section 2.11.

“Material Subsidiary” means Danner and any direct or indirect Subsidiary of Borrower that (including, without duplication, the assets and revenues of its own Subsidiaries) represents ten percent or more of the consolidated assets or consolidated revenues of Borrower.

“New Security Agreement” means any one of the following executed and delivered contemporaneously herewith for the benefit of Bank, as amended, modified or supplemented from time to time: (i) executed by Borrower: (A) Security Agreement – Equipment and (B) Continuing Security Agreement – Rights to Payment and Inventory; and (ii) executed by Danner: (A) Third Party Security Agreement – Equipment and (B) Third Party Security Agreement – Rights to Payment and Inventory.

“Permitted Encumbrances” has the meaning given to it in Section 5.8.

“Permitted Transactions” has the meaning given to it in Section 5.5.

“Plan” has the meaning given to it in Section 2.9.

“Prior Note” has the meaning given to it in Section 1.1(a).

“Reduction Period” has the meaning given to it in Section 1.1(a).

“Rules” has the meaning given to it in Section 7.11(b).

“Security Agreement” means any Existing Security Agreement or, upon its amendment and restatement by any New Security Agreement, the relevant New Security Agreement.

“Subordinated Debt” has the meaning given to it in Section 4.9(a).

“Subsidiary” of a person or entity means a corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the stock or other equity interests having ordinary voting power for the election of directors, managing general partners or other governing body (other than stock or other equity interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person or entity.

“Tangible Net Worth” has the meaning given to it in Section 4.9(a).

“Third Party Obligor” has the meaning given to it in Section 6.1(d).

“Total Liabilities” has the meaning given to it in Section 4.9(b).

“Usance Draft” has the meaning given to it in Section 1.1(b)

In this Agreement words denoting the singular shall include the plural, and vice versa, and words denoting any gender shall include all genders.

All accounting terms used in the Loan Documents shall be construed, and all financial records and reports prepared or provided pursuant to the Loan Documents shall be prepared in a consistent manner, in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Wisconsin, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party (other than Bank) which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. As of the date hereof, there are no pending, or to the best of Borrower’s knowledge material threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency with uninsured claim(s) in excess of $2,000,000.00, individually or, with respect to the claims of any one claimant, in the aggregate, or which could reasonably expected to have a material adverse effect on the operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2010, and all interim quarterly financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly Borrower’s financial condition and results of operations as of the date thereof and for the period covered thereby, (b) disclose all liabilities of Borrower as of December 31, 2010 that were required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP, provided that each interim quarterly financial statement is subject to and exclusive of normal year-end audit adjustments and the addition of certain footnotes. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank, Permitted Encumbrances, or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. As of the date hereof, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, provided, routine tax examinations with respect to which no underreporting or misreporting of material information by Borrower is asserted by the relevant taxing authority or is known to Borrower’s officers do not constitute breaches of this representation and warranty.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect of Borrower’s consolidated operations or financial condition.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not materially violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in material default on any obligation for borrowed money, any purchase money obligation in excess of $1,000,000.00 or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, (a) Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, which, if not complied with, could reasonably be expected to have a material adverse effect on Borrower, (b) none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment and (c) Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment. As used herein, the term “material” or “material adverse effect” means an expenditure or liability of $2,000,000.00 or greater.

SECTION 2.12. SUBSIDIARIES. As of the date hereof, Borrower’s direct and indirect Subsidiaries are: (a) Danner; (b) Lacrosse International, Inc., an Oregon corporation; (c) LaCrosse International Holdings, Inc., an Oregon corporation; (d) LaCrosse Europe ApS, a Danish company; and (e) LaCrosse Footwear Canada, Inc., a Canadian corporation.

ARTICLE III

CONDITIONS OF EACH EXTENSION OF CREDIT

The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c) Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement in the Lender’s customary form, properly completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall (and, with respect to Sections 4.2, 4.4, 4.5, 4.6, and 4.7, shall cause the Material Subsidiaries to), unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and/or the Material Subsidiaries.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet and income statement;

(b) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;

(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that (a) said financial statements are accurate and fairly present in all material respects the financial conditions, results of operations and cash flows of Borrower (and in the case of financial statements presented for the first, second and third fiscal quarters of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes), (b) to the knowledge of such officer there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and (c) discloses the names of all Subsidiaries that in the preceding fiscal quarter have become Material Subsidiaries;

(d) concurrently with the annual reports provided to Lender under Section 4.3(a), a copy of the Borrower’s Securities and Exchange Commission 10-K filing covering the same fiscal year, and concurrently with the quarterly financial statements provided to Lender under Section 4.3(b), a copy of the Borrower’s Securities and Exchange Commission 10-Q filing covering the same fiscal quarter; and

(e) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its and the Material Subsidiaries’ businesses; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s and the Material Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, the Material Subsidiaries and/or their business, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect on Borrower’s consolidated operations or financial condition.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and Danner, including but not limited to fire, extended coverage, public liability, flood, cargo, property damage and workers compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. Notwithstanding any provision to the contrary herein or in any other Loan Document, Borrower and the Material Subsidiaries may use insurance proceeds paid by reason of damage to or destruction of Collateral or for liabilities to repair or replace such Collateral or to discharge covered liabilities (if no Event of Default then exists), (for which purpose Bank will promptly execute the necessary pay orders or will release insurance proceeds) provided, that any such proceeds not so used within 30 days after receipt thereof by Borrower or the Material Subsidiaries shall be applied to reduce the outstanding principal balance of the Line of Credit.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s or the Material Subsidiaries’ businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect of Borrower’s consolidated operations or financial condition.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any Material Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Material Subsidiary has made provision, in accordance with GAAP, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or Danner with a claim(s) in excess of an aggregate of $2,000,000.00.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP (except to the extent modified by the definitions herein):

(a) Tangible Net Worth, determined as of the end of each fiscal quarter, not less than $45,000,000.00, increasing (on a permanent and cumulative basis) as of the end of each fiscal quarter (commencing September 25, 2011), by an amount equal to 25% of Borrower’s net income after taxes in the fiscal quarter then most recently ended (with no deduction for losses), with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus Subordinated Debt less any intangible assets, and with “Subordinated Debt” defined as indebtedness subordinated in right of payment to Borrower’s indebtedness to Bank pursuant to subordination agreements satisfactory to Bank.

(b) Total Liabilities divided by Tangible Net Worth not greater than 1.50 to 1.0 determined as of the end of each fiscal quarter, with “Total Liabilities” defined as the aggregate of current and non-current liabilities less Subordinated Debt, and with Tangible Net Worth. Borrower will not change its fiscal year.

(c) Net income after taxes not less than $1.00 on a trailing four-quarter basis, determined as of each fiscal quarter end.

(d) Current Ratio not less than 1.75 to 1.0, determined as of the end of each fiscal quarter end, with “Current Ratio” defined as the ratio of current assets to total current liabilities, and with current liabilities hereby deemed to include, without limitation, the then outstanding principal amount of all liabilities under the Line of Credit.

SECTION 4.10. NOTICE TO BANK. Promptly after an officer of Borrower becomes aware of (but in no event more than five (5) days after an officer of Borrower becomes aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation (without prior or concurrent renewal or replacement) of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss of or damage to property in the amount of $2,000,000.00 or more.

SECTION 4.11. NEW MATERIAL SUBSIDIARY. In the event that, at any time, non-Material Subsidiaries of Borrower (including, without duplication, such Subsidiaries’ Subsidiaries) represent, in the aggregate, more than 20% of the consolidated assets or consolidated revenues of Borrower, Borrower shall, in writing to Bank, given concurrently with the reports given to Bank pursuant to section 4.3(c), designate sufficient non-Material Subsidiaries to be (and which shall be) deemed for all purposes Material Subsidiaries such that the remaining non-Material Subsidiaries no longer represent more than 20% of the consolidated assets or consolidated revenues of Borrower. New Material Subsidiaries shall be deemed as such for purposes of the relevant representations, warranties, affirmative and negative covenants and Events of Default at the beginning of the Borrower’s fiscal quarter that immediately follows the fiscal quarter in which the new Material Subsidiary became a Material Subsidiary. Borrower shall cause each Subsidiary that becomes a Material Subsidiary after the date hereof to execute (promptly after becoming a Material Subsidiary) Security Agreements in substantially the form of the New Security Agreements executed by Danner, provided, however, that (a) no such action shall be required with respect to a Foreign Subsidiary and (b) any security interest granted in the voting stock (or equivalent equity interests) of a Foreign Subsidiary shall be limited to 65% of each class of such Foreign Subsidiary’s outstanding voting stock (or equivalent equity interests).

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not (and will not cause or permit the Material Subsidiaries to) without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. DIVIDENDS, DISTRIBUTIONS. In any fiscal year, in excess of an aggregate of $12,000,000.00 in any fiscal year: pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 5.3. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $8,000,000.00.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and the Material Subsidiaries to Bank, (b) purchase money indebtedness incurred and liens therefor in connection with the purchase of equipment (including leases required to be capitalized under GAAP) and/or real estate for an aggregate purchase price not to exceed $2,000,000.00 in any fiscal year, (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, including without limitation that certain loan to Borrower from the State of Oregon, acting by and through its Oregon Business Development Department, in the original principal amount of $300,000, (d) indebtedness or liabilities secured by Permitted Encumbrances, and (e) other such indebtedness or liabilities that are not in excess of $1,000,000.00 at any one time.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity other than: (a) the merger of a Material Subsidiary into Borrower, and (b) Permitted Transactions (as defined below); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity other than Permitted Transactions; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except (w) in the ordinary course of its business, (y) the sale of bad or doubtful accounts (provided that all net proceeds of such sales are promptly applied to reduce the outstanding principal balance of the Line of Credit) or (z) as permitted in the Security Agreements executed by Borrower and the Material Subsidiaries. “Permitted Transactions” means (i) mergers with other entities whose businesses are substantially similar to that of Borrower’s or Danner’s so long as Borrower or a Material Subsidiary is the surviving entity, (ii) the acquisition by Borrower or a Material Subsidiary of all or substantially all of the assets of other entities or divisions thereof, (iii) the acquisition by Borrower or a Material Subsidiary of not less than a majority of the outstanding ownership interests in other entities; and if, with respect to each of the foregoing, and prior to entering into a definitive agreement, (aa) Borrower demonstrates to Bank’s satisfaction, on a pro forma basis, that Borrower will remain in compliance with all of the financial covenants set forth in Section 4.9, and (bb) no breach of this Agreement or any other Loan Document would exist following such transaction, and (iv) the formation of a Subsidiary of Borrower and any loan or advance to, investment in, or sale or contribution of inventory to, such Subsidiary permitted by Section 5.7 below.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Material Subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any such loans, advances or investments existing as of, and disclosed to Bank prior to, the date hereof, (b) loans or advances to employees or officers of Borrower or its Subsidiaries of Borrower as permitted by law, and (c) loans or advances to, or investments in, or credit balances owing from sales of inventory to, or contribution of inventory to, any direct or indirect Subsidiary of Borrower.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Material Subsidiary’s assets now owned or hereafter acquired, except (i) any of the foregoing in favor of Bank, (ii) purchase money liens in equipment and real estate, as applicable, purchased with the proceeds of the indebtedness or leased as described in Section 5.4(b), and (iii) Permitted Encumbrances. The term “Permitted Encumbrances” is defined as any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, or that arc contested in good faith and for which adequate reserves are maintained: (a) liens for taxes, assessments and governmental charges or levies; (b) materialmen’s, mechanics’, carriers’, landlords’, laborers’ stevedores’ and repairmen’s liens that exist or arise in the ordinary course of business; (c) warehousemen’s liens incurred by third parties for temporary storage that is not arranged by Borrower or a Subsidiary (or a freight forwarder, agent or contractor therefor) for goods while in transit in the ordinary course of business; (d) maritime liens that attach to the relevant property as cargo as a matter of law if the cargo is insured against such liens under insurance that has a deductible clause not exceeding $10,000 per occurrence; (e) purchase money security interests and leases required to be capitalized under GAAP; (f) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use of such property for its present purpose; (g) encumbrances against fixtures that are not granted by Borrower or Subsidiary; (h) possession of or interests in security deposits (including interest earned thereon) held by or for the benefit of lessors under leases (including capital leases) of real property or equipment; (i) the effect of provisions in leases and applicable law that give preference to Borrower’s or its Subsidiary’s landlords over proceeds of government takings and condemnations; and (j) provisions of leases and applicable law that convey or commit to the conveyance to landlords of fixtures and improvements to leased premises.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default that by its nature can be cured, such default shall continue unremedied for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, a Material Subsidiary or any guarantor hereunder (with each such guarantor referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity (other than to Borrower or a Subsidiary thereof), including Bank and with respect to any such default which by its nature can be remedied, such default shall continue unremedied for a period of twenty (20) days from its occurrence, and, if such debt or liability is owed to a party other than Bank or an affiliate thereof, or Borrower or a Subsidiary thereof, the amount thereof exceeds $2,000,000.00, and either, such debt or liability is then due and payable in full, or the holder of such debt or liability is entitled, by reason of such default, to declare the same due and payable in full. As of the date hereof, there are no Third Party Obligors.

(e) The filing of a judgment lien against Borrower, a Material Subsidiary or any Third Party Obligor; or the recording of any abstract of judgment against Borrower, a Material Subsidiary or any Third Party Obligor in any county in which Borrower, a Material Subsidiary or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, a

Material Subsidiary or any Third Party Obligor; or the entry of a judgment against Borrower, a Material Subsidiary or any Third Party Obligor; and with respect to each of the foregoing, the uninsured amount in dispute exceeds $3,000,000.00 and the filing, recording, service, or proceeding in question is not stayed, dismissed, or released (as applicable) or security is not posted in a manner and amount reasonably satisfactory to Bank or the applicable court within 60 days after its occurrence.

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, a Material Subsidiary or any Third Party Obligor (and the same is not dismissed within 60 days after its commencement), or Borrower, a Material Subsidiary or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or Borrower, a Material Subsidiary or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, a Material Subsidiary or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any material event or condition which Bank, in its commercially reasonable discretion, believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents and the same is not remedied within 30 days after written notice from Bank to Borrower.

(h) The dissolution or liquidation of any of Borrower, a Material Subsidiary or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower, Subsidiary or any such Third Party Obligor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower, Material Subsidiary or Third Party Obligor and such action is not dismissed or abandoned within 60 days after its commencement.

(i) Any Change in Control of Borrower occurs.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option (or immediately upon the occurrence of an Event of Default described in Section 6.1(f)) and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) at Bank’s option (or immediately upon the occurrence of an Event of Default described in Section 6.1(f)), the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement or the other Loan Documents must be in writing delivered to each party at the following address:

BORROWER:	LACROSSE FOOTWEAR, INC.
17634 NE Airport Way Portland, OR 97230 Attention: President, CEO or Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 1300 S. W. Fifth Ave. Portland, OR 97208 Attention: James Bednark, Senior Vice President

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all commercially reasonable payments, advances, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all customary allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, and including out of pocket expenses incurred in the Bank’s continued administration of the Loan Documents. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the prevailing party in connection with (a) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or Material Subsidiary.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, subject to Bank providing 30 days prior written notice to Borrower, except in the event of an assignment by reason of a merger of Bank. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder, subject to a confidentiality agreement reasonably acceptable to Bank and Borrower.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. The representations, warranties, and obligations of, and restrictions upon, Borrower and Danner contained in agreements between or among either or both of them and Bank that are related to the Credit Agreement or Existing Security Agreements shall be deemed merged into, and amended and restated in full by, this Agreement and the New Security Agreements as of the date hereof. This Agreement may be amended or modified only in writing signed by each party hereto. This Agreement may be amended or modified only in writing signed by each party hereto. This Agreement amends and restates in its entirety the Existing Agreement. All references to a Credit Agreement in any of the other Loan Documents shall be deemed to mean and refer to this Agreement.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any request for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LACROSSE FOOTWEAR, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph P. Schneider	By:	/s/ James R. Bednark
	Joseph P. Schneider, President/		James R. Bednark, Senior Vice President
Chief Executive Officer

By:	/s/ David P. Carlson
David P. Carlson, Executive Vice
President/Chief Financial Officer

EXHIBIT A

TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Certain U.S. Registered Trademarks

Reg. No.	Owner	Description of Mark	Date Registered
1743247	LaCrosse Footwear, Inc.		12/29/92
1713804	LaCrosse Footwear, Inc.	LACROSSE	9/8/92
1164720	LaCrosse Footwear, Inc.		8/11/81
3881730	LaCrosse Footwear, Inc.	LACROSSE	11/23/10
1715913	LaCrosse Footwear, Inc.		9/15/92
1266401	Danner, Inc.		2/7/84
3282469	Danner, Inc.	DANNER	8/21/07